Exhibit 99.1

NewsRelease

TC PipeLines, LP Reports Strong 2008 First Quarter Results

CALGARY, Alberta – April 24, 2008 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership) today reported first quarter 2008 net income of $33.6 million or $0.89 per common unit (all amounts in U.S. dollars), an increase of $13.6 million or 68 per cent compared to $20.0 million or $0.77 per common unit for the same period last year.

In first quarter 2008, the Partnership received total cash distributions of $34.7 million; $11.6 million from Great Lakes Gas Transmission Limited Partnership (Great Lakes) and $23.1 million from Northern Border Pipeline Company (Northern Border). The total cash distributions received represent a $12.5 million increase compared to the same quarter last year.

Cash distributions paid by the Partnership were $25.6 million or $0.665 per common unit in first quarter 2008, an increase of $14.3 million compared to $11.3 million or $0.60 per common unit for the same period last year.

“The addition of Great Lakes, combined with continuing strong results from Northern Border and Tuscarora, has given the Partnership another quarter of increasing financial returns,” said Russ Girling, chairman and chief executive officer of TC PipeLines GP, Inc. “Our first quarter results show that our business strategy is working and long-term value is being created for our unitholders.”

Financial Highlights
(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2008	2007
Net income	33.6	20.0
Per common unit (1)	$0.89	$0.77
Partnership cash flows (2)	33.6	19.6
Cash distributions paid	25.6	11.3
Cash distributions declared per common unit (3)	$0.70	$0.65
Weighted average common units outstanding (millions)	34.9	24.6
Common units outstanding at end of period (millions)	34.9	34.9

(1) Net income per common unit is computed by dividing net income, after deduction of the general partner's allocation, by the weighted average number of common units outstanding. The general partner's allocation is computed based upon the general partner's two per cent interest plus an amount equal to incentive distributions.

(2) Partnership cash flows is a non-GAAP financial measure.  Refer to the section entitled "Partnership Cash Flows" for further detail.

(3) The Partnership's 2008 first quarter cash distribution will be paid on May 15, 2008 to unitholders of record as of April 30, 2008.

Recent Developments

Northern Border Expansion Projects
Bison Pipeline Project – On April 4, 2008, Northern Border announced that its wholly-owned subsidiary, Bison Pipeline LLC, is conducting a binding open season for potential shippers to request firm pipeline capacity on a proposed new pipeline system. Should this project be built, it will provide another transportation source for Northern Border shippers to export natural gas supply from the Rockies basin.

It is anticipated that the Bison Pipeline Project will consist of approximately 289 miles of 24-inch diameter pipeline, compression and related facilities, originating at the natural gas gathering facilities of Fort Union Gas Gathering, L.L.C. and Bighorn Gas Gathering, LLC near Dead Horse, Wyoming. The pipeline would extend in a northeasterly direction to its terminus in Morton County, North Dakota near Northern Border’s Compressor Station No. 6. The initial capacity of the Bison Pipeline Project is anticipated to be approximately 400 MMcf/d with a maximum capacity of 660 MMcf/d. However, the ultimate capacity of the pipeline will be determined by the level of binding shipper commitments. The projected in-service date for the Bison Pipeline Project is November 15, 2010. It is estimated that this project will cost approximately $498 million. The final transportation rates and potential revenue are dependent upon the final project scope and shipper demand for the project, which may be affected by competition from other proposed pipeline projects to transport natural gas from the Rockies basin. The Bison Pipeline Project is contingent on the results of the binding open season and regulatory approvals.

Des Plaines Project – In February 2008, Northern Border filed with the Federal Energy Regulatory Commission (FERC) to construct, own and operate interconnect facilities, including a 1,600 horsepower compressor facility near Joliet, Illinois. It is estimated that this project will cost approximately $17 million. The targeted in-service date is November 1, 2008; however, this schedule is dependent upon the receipt of timely regulatory approvals. The Des Plaines Project will be fully subscribed under long-term compression and transportation contracts.

Tuscarora Gas Expansion Project
Compressor Station Expansion Project – Tuscarora Gas Transmission Company’s (Tuscarora) compressor station expansion project to support Sierra Pacific Power Company’s Tracy Combined Cycle Power Plant went into service on April 1, 2008. The new contract of 40,000 Dth/d will generate approximately $5.8 million of annual revenue.

Net Income
The following net income information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance:

The shaded areas in the tables below disclose the results from Great Lakes, Northern Border and Tuscarora, representing 100 per cent of each entity's operations for the given period.

	For the three months ended March 31, 2008
(unaudited)					Northern
(millions of dollars)	Partnership	Tuscarora(1)	Corporate	Great Lakes	Border(2)
Transmission revenues	6.9	6.9	-	79.7	83.8
Operating expenses	(2.2)	(1.2)	(1.0)	(15.1)	(19.4)
	4.7	5.7	(1.0)	64.6	64.4
Depreciation	(1.6)	(1.6)	-	(14.6)	(15.2)
Financial charges, net and other	(7.6)	(0.9)	(6.7)	(8.2)	(9.7)
Michigan business tax	-	-	-	(1.7)	-
				40.1	39.5
Equity income	38.1	-	-	18.6	19.5
Net income	33.6	3.2	(7.7)	18.6	19.5

(1)  The Partnership owns a 100 per cent general partner interest in Tuscarora following the acquisition of an additional two per cent interest on December 31, 2007.

(2)  The Partnership owns a 50 per cent general partner interest in Northern Border. Equity income from Northern Border includes amortization of a $10 million transaction fee paid to the operator of Northern Border at the time of the additional 20 per cent acquisition in April 2006.

	For the three months ended March 31, 2007
(unaudited)				Great Lakes(3)	Northern
(millions of dollars)	Partnership	Tuscarora	Corporate	Feb 23 - Mar 31	Border(4)
Transmission revenues	6.9	6.9	-	30.4	79.6
Operating expenses	(2.0)	(1.2)	(0.8)	(6.1)	(17.8)
	4.9	5.7	(0.8)	24.3	61.8
Depreciation	(1.6)	(1.6)	-	(5.9)	(15.3)
Financial charges, net and other	(8.1)	(1.2)	(6.9)	(3.4)	(10.4)
				15.0	36.1
Equity income	24.8	-	-	7.0	17.8
Net income	20.0	2.9	(7.7)	7.0	17.8

(3) The Partnership acquired a 46.45 per cent general partner interest in Great Lakes on February 22, 2007.

(4) The Partnership owns a 50 per cent general partner interest in Northern Border. Equity income from Northern Border includes amortization of a $10 million transaction fee paid to the operator of Northern Border at the time of the additional 20 per cent acquisition in April 2006.

First Quarter 2008
The Partnership reported first quarter 2008 net income of $33.6 million or $0.89 per common unit, an increase of $13.6 million or 68 per cent compared to $20.0 million or $0.77 per common unit for the same quarter last year. This was primarily due to increased equity income from Great Lakes in 2008.

Equity income from Great Lakes was $18.6 million in first quarter 2008, an increase of $11.6 million or 166 per cent, compared to $7.0 million for the period February 23 to March 31, 2007. The increase in equity income, which was in line with the Partnership's expectations, was primarily due to a full quarter of income contribution in 2008 as compared to 37 days in the first quarter of 2007.

In the first quarter of 2008, Great Lakes recorded Michigan business tax of $1.7 million, which is a new partnership level tax. The Partnership’s share of the Michigan business tax was $0.8 million.

Equity income from Northern Border was $19.5 million in the first quarter of 2008, an increase of $1.7 million or ten per cent, compared to $17.8 million in the same period last year. Northern Border’s net income increased $3.4 million, or nine per cent, to $39.5 million in first quarter 2008 compared to $36.1 million in the first quarter of 2007. The increase in net income was primarily due to increased transmission revenues, partially offset by increased operating expenses.  Transmission revenues increased $4.2 million for the three months ended March 31, 2008 compared to the same period last year due primarily to an increase in overall volumes sold. Operating expenses increased $1.6 million for the three months ended March 31, 2008 compared to the same period last year primarily due to increased general and administrative expenses and increased expense related to the over recovery of the compressor usage surcharge, partially offset by decreased taxes other than income.

Tuscarora’s net income for first quarter 2008 of $3.2 million was consistent with the same period in the prior year.

Partnership Cash Flows
The following Partnership cash flows information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance:

(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2008	2007
Total cash distributions received (a)	34.7	22.2
Cash flows provided by Tuscarora's operating activities	6.6	5.1
Partnership costs (b)	(7.7)	(7.7)
Partnership cash flows (b)	33.6	19.6
Partnership cash flows per common unit	$ 0.96	$ 0.80
Cash distributions declared	(27.4)	(24.9)
Cash distributions declared per common unit	$ 0.70	$ 0.65
Cash distributions paid	(25.6)	(11.3)
Cash distributions paid per common unit	$ 0.665	$ 0.600

(a) Reconciliation of non-GAAP financial measure:  Total cash distributions received is a non-GAAP financial measure which is the sum of equity income from investment in Great Lakes, less equity income in excess of distributions received from Great Lakes, less reduction in the return of capital from Great Lakes, plus equity income from investment in Northern Border and return of capital from Northern Border. It is provided as a supplement to results reported in accordance with GAAP. Management believes that this is a meaningful measure to assist investors in evaluating the levels of cash distributions from our investments. Below is a reconciliation of total cash distributions received to GAAP financial measures:

	Three months ended March 31,
(millions of dollars)	2008	2007
Equity income from investment in Great Lakes	18.6	7.0
Equity income in excess of distributions received from Great Lakes	-	(7.0)
Reduction in the return of capital from Great Lakes	(7.0)	-
Cash distributions from Great Lakes	11.6	-

Equity income from investment in Northern Border	19.5	17.8
Return of capital from Northern Border	3.6	4.4
Cash distributions from Northern Border	23.1	22.2

Total cash distributions received	34.7	22.2

(b) Reconciliation of non-GAAP financial measure:  Partnership cash flows is a non-GAAP financial measure which is the sum of cash distributions received and cash flows from Tuscarora's operating activities less Partnership costs.  We exclude Tuscarora's costs from the Partnership costs so that investors may evaluate our costs independent of costs directly attributable to our investments.  Management believes that this is a useful measure to assist investors in evaluating the Partnership's cash flow from its operating activities. A reconciliation of Partnership costs is summarized below:

	Three months ended March 31,
(millions of dollars)	2008	2007
Operating expenses	2.2	2.0
Financial charges, net and other	7.6	8.1
Less:
Operating expenses and financial charges from Tuscarora	(2.1)	(2.4)
Partnership costs	7.7	7.7

First Quarter 2008
Partnership cash flows increased $14.0 million, or 71 per cent, to $33.6 million for first quarter 2008, compared to $19.6 million for the same period of last year. This increase was primarily a result of cash distributions received from Great Lakes, which contributed $11.6 million in first quarter 2008 compared to $nil in the same period of last year. Cash flows provided by Tuscarora’s operating activities increased $1.5 million for the three months ended March 31, 2008 compared to the same period in the prior year primarily due to a reduction in operating working capital. Cash distributions received from Northern Border increased $0.9 million in first quarter 2008 compared to the same period last year.

Excluding the reduction in the return of capital from Great Lakes and the return of capital from Northern Border, the Partnership used $4.5 million of cash flows for investing activities for first quarter 2008 compared to $734.9 for first quarter 2007. Tuscarora made capital expenditures of $4.5 million during the three months ended March 31, 2008 related to the compressor station expansion project in Likely, California. The Partnership acquired its 46.45 per cent general partner interest in Great Lakes during first quarter 2007 for $733.3 million.

The Partnership used $33.6 million of cash flows from financing activities in first quarter 2008. Distributions paid by the Partnership increased $14.3 million, or 127 per cent, to $25.6 million for the three months ended March 31, 2008 compared to $11.3 million for the same period in the prior year due to the increased number of common units outstanding and increases in quarterly per common unit distribution amounts. The Partnership paid $25.6 million in distributions in first quarter 2008 in the following manner: $23.2 million to common unitholders (including $1.4 million to the general partner as holder of 2,035,106 common units and $5.8 million to TransCan Northern Ltd. as holder of 8,678,045 common units), $1.9 million to the general partner as holder of the incentive distribution rights, and $0.5 million to the general partner in respect of its two per cent general partner interest.

The Partnership repaid $8.0 million of the outstanding balance on its Senior Credit Facility during first quarter 2008 compared to $9.0 million during the same period last year.  In first quarter 2007, the acquisition of Great Lakes was primarily financed through a private placement of common units and a contribution made by the Partnership’s general partner to maintain its two per cent general interest for total net proceeds of $607.3 million.  The Partnership funded the balance of the consideration paid with a draw on its Senior Credit Facility of $133.0 million.

Conference Call
Analysts, members of the public, the media and other interested parties are invited to participate in a teleconference and audio webcast on Thursday, April 24, 2008 at 10:00 a.m. (Mountain) and 12:00 p.m. (Eastern).  Mark Zimmerman, president of the general partner, will discuss first quarter 2008 financial results and general developments and issues concerning the Partnership followed by a question and answer session for the investment community and media. To participate, please call (866) 225-0198. A replay of the conference call will also be available two hours after the conclusion of the call and until midnight, Thursday, May 1, 2008, by dialing (800) 408-3053, then entering pass code 3258631.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be available on the website.

TC PipeLines, LP is a publicly traded limited partnership. TC PipeLines, LP has interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon where it interconnects to TransCanada’s Gas Transmission Northwest System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership's current expectations include results of the Bison Pipeline Project Open Season and whether or not Northern Border proceeds with the project, regulatory decisions, particularly those of the Federal Energy Regulatory Commission and the Securities and Exchange Commission, the ability of Great Lakes and Northern Border to recontract their available capacity at maximum rates, our ability to identify accretive growth opportunities, operational decisions of Northern Border’s and Great Lakes’ operator, the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations, supply of natural gas in the Western Canada sedimentary basin and in competing basins, such as the Rocky Mountains, future demand for natural gas, overcapacity in the industry, costs related to our pipeline systems’ pipeline integrity programs, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

Media Inquiries:	Shela Shapiro / Cecily Dobson	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income
(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2008	2007

Equity income from investment in Great Lakes	18.6	7.0
Equity income from investment in Northern Border	19.5	17.8
Transmission revenues	6.9	6.9
Operating expenses	(2.2)	(2.0)
Depreciation	(1.6)	(1.6)
Financial charges, net and other	(7.6)	(8.1)
Net income	33.6	20.0

Common units	31.0	19.0
Subordinated units	-	-
General partner	2.6	1.0
	33.6	20.0

Net income per common unit	$0.89	$0.77

Weighted average common units outstanding (millions)	34.9	24.6

Common units outstanding, end of the period (millions)	34.9	34.9

Operating Results	Three months ended March 31,
(unaudited)	2008	2007
Great Lakes(1)
Volumes:
Gas delivered (million cubic feet)	222,415	98,049
Average throughput (million cubic feet per day)	2,444	2,650
Capital Expenditures (millions of dollars):
Maintenance	2.5	0.6
Northern Border
Volumes:
Gas delivered (million cubic feet)	217,086	199,988
Average throughput (million cubic feet per day)	2,452	2,280
Capital Expenditures (millions of dollars):
Maintenance	0.7	0.4
Growth	0.4	-
Tuscarora
Volumes:
Gas delivered (million cubic feet)	9,724	10,029
Average throughput (million cubic feet per day)	107	111
Capital Expenditures (millions of dollars):
Maintenance	-	-
Growth	4.5	0.6

(1) The summary information provided for Great Lakes in the March 31, 2007 column pertains to the period after acquisition of February 23 to March 31, 2007.